Exhibit 10.1

MontBleu Lease AMENDMENT NO. 4
THIS MONTBLEU LEASE AMENDMENT NO. 4 is made effective this 1st day of October, 2014 (the “Effective Date”), by and between the Edgewood Companies, a Nevada corporation formerly known as Park Cattle Co., (“Edgewood”), as Landlord, and Columbia Properties Tahoe, LLC, a Nevada limited liability company (“CPT”), as Tenant. Edgewood, as Landlord, and CPT, as Tenant, are sometimes referred to individually as a “Party” and collectively as the “Parties”. Terms not otherwise defined herein shall have the meanings ascribed to them in the Original Lease, as amended by the Amended and Restated Amendment and the MontBleu Lease Amendment No. 3 (as each such term is defined below).
W I T N E S S E T H
WHEREAS, Edgewood, as Landlord, and Desert Palace, Inc., as Tenant entered into that certain Amended and Restated Net Lease Agreement, dated January 1, 2000 (the “Original Lease”), involving the Douglas County, Nevada, real property described in the Original Lease.
WHEREAS, Desert Palace, Inc. assigned all of its right, title, benefits, privileges, estate and interest in, to and under the Original Lease to CPT pursuant to an Assignment and Assumption of Lease dated June 10, 2005.
WHEREAS, Edgewood and CPT entered into that certain MontBleu Lease Amendment effective April 2, 2008 (the “Original Amendment”), which Original Amendment was amended and restated in its entirety by the MontBleu Lease Amendment No. 2, effective June 12, 2009 (the “Amended and Restated Amendment”).
WHEREAS, Edgewood and CPT subsequently modified the Amended and Restated Amendment by the MontBleu Lease Amendment No. 3 effective May 10, 2010 (the “MontBleu Lease Amendment No. 3”).
WHEREAS, Section V of the Amended and Restated Amendment (adding a sentence to the end of Section 6.1 of the Original Lease) requires Tenant to ensure the Premises are in first class condition and repair by December 31, 2015.
WHEREAS, Section VI of the Amended and Restated Amendment (adding four new sections to Article VI of the Original Lease) of the Amended and Restated Amendment requires Tenant to make certain capital expenditures at the Premises on an annual basis.
WHEREAS, CPT has agreed to complete certain Tenant Improvements (as defined below) to the Premises by December 31, 2015, but in any event no later than March 31, 2016 (the “Date of Completion”) in exchange for certain lease amendments and Edgewood’s acknowledgement and agreement that upon completion of the Tenant Improvements the Premises will be deemed to be in first class condition as required by the Amended and Restated Amendment as of the Date of Completion.
WHEREAS, Edgewood and CPT have agreed to make certain modifications to Sections V and VI of the Amended and Restated Amendment, in addition to other sections of the Original Lease related to Sections V and VI, to define the scope of the improvements which CPT has agreed to make in order to obtain Edgewood’s acknowledgement that the first class condition and repair requirements set forth in Section V of the Amended and Restated Amendment have been met as of the Date of Completion, and to provide CPT

Exhibit 10.1

with greater flexibility in meeting annual capital expenditure requirements.
NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, effective on the Effective Date, the Parties hereto agree to amend and restate Article VI of the Original Lease, Sections V and VI of the Amended and Restated Amendment, and Article VII and Section 26.10 of the Original Lease, and agree to amend Section 22.1 of the Original Lease as follows:

I.
The Parties agree that from and after the Effective Date, the terms set forth in the Original Lease, as amended by the Amended and Restated Amendment, the MontBleu Lease Amendment No.3, and this MontBleu Lease Amendment No. 4 (collectively, the “Lease”) contain all of the terms and conditions for the lease of the Premises by Landlord to Tenant.

II.Article VI of the Original Lease and Sections V and VI of the Amended and Restated Amendment are restated in their entirety to read as follows:
Section 6.1    At all times during the term of this Lease, the Tenant shall, at its sole cost, maintain the Premises and the furniture, furnishings and equipment thereon in first class condition and maintain the entire Premises in a manner which complies in all material respects with all laws and regulations of all governmental authorities having jurisdiction over the Premises. The Tenant shall not at any time during the term of this Lease permit waste of the Premises or allow the Premises or the buildings included in the Premises to depreciate in value by reason of any neglect of the Tenant. At such time as any furniture, furnishings, equipment and other personal property included in the Premises must be replaced, the Tenant shall, at its sole costs, replace items to the extent replacement of such items is necessary in connection with the operation of the resort hotel, casino and related facilities (the “Enterprise”).
Section 6.2    The Landlord and Tenant acknowledge that as of the Effective Date the Premises are not in a first class condition and repair as required by Section 6.1 above, and, further, that Tenant is obligated to ensure the Premises are in first class condition and repair no later than the Date of Completion. Tenant has provided Landlord with certain renderings and a budget pursuant to which it proposes to remodel and make improvements and repairs to the Premises between the Effective Date and the Date of Completion (the “Tenant Improvements”) captioned MontBleu Property Renovation which is attached as Schedule 1 and fully incorporated herein by reference. In addition, Tenant has provided and/or agrees to provide other information as follows:
(a)    Tenant has provided Landlord with a Material and FF&E Schedule, Images, Specifications, and Floor Plans, including the Bergman Walls & Associates’ final construction drawings, reduced versions of which are attached to Schedule 2 (the “Detail for the Guest Related Areas”) for the elevator lobbies, rotunda, corridors, guest rooms, guest bathrooms, and vending areas (collectively, the “Guest Related Areas”) on which it proposes to spend approximately $16,000,000 (the “Budget for the Guest Related Areas”).
(b)    Tenant has provided Landlord an FF&E Schedule, Images, Specifications, and Floor Plans, including the Bergman Walls & Associates’ final construction drawings, reduced versions of which are attached to Schedule 2 (the “Detail for the Public Areas”) for the Casino, Ballroom, Conference/Convention Center, Meeting Rooms, and Meeting Rooms Registration area (collectively, the “Public Areas”) on which it

Exhibit 10.1

proposes to spend approximately $1,200,000 comprised of approximately $500,000 for the Conference/Convention Center, Meeting Rooms, and Meeting Rooms Registration and approximately $700,000 for the Casino (the “Budgets for the Public Areas”).
(c)    Tenant has provided Landlord with a scope of work and a budget detailing an expenditure of a minimum of $5,900,000 for the Sports Book and Sports Bar remodel, the Showroom and Box Office remodel, the Site and Grounds refurbishment, the installation of a building maintenance scheduling program, Exterior refresh, the Porte Cochere refresh, and the Lobby/Check In area refurbishment (collectively, the “Additional Public Areas”) comprised of estimates of approximately $1,151,000 for the Site and Grounds refurbishment, approximately $100,000 for the installation of a building maintenance scheduling program, approximately $1,207,000 for the Exterior refresh, approximately $731,000 for the Porte Cochere refresh, approximately $737,000 for the Lobby/Check In area refurbishment, approximately $1,072,000 for the Sports Book and Sports Bar remodel, and approximately $941,000 for the Showroom and Box Office remodel (the “Scope of Work and Budgets for the Additional Public Areas”). The Scope of Work and Budgets for the Additional Public Areas do not include an FF&E Schedule, Images, Specifications, and Floor Plans for the Additional Public Areas, and Tenant agrees to provide Landlord information and documentation similar to what it provided to Landlord for the Guest Related Areas and Public Areas no later than sixty (60) days prior to the scheduled commencement of work on the Additional Public Areas (the “Detail for the Additional Public Areas”).
(d)    Tenant has provided Landlord with a scope of work and a budget for renovations to the Marquee Sign (the “Marquee Sign”) pursuant to which it proposes to spend approximately $750,000, but subject to local jurisdictional approval for a new LED display, will spend approximately $1,000,000 (the “Scope of Work and Budget for the Marquee Sign”). Tenant has further provided Landlord preliminary images and remodel concepts for the Marquee Sign (the “Preliminary Detail for the Marquee Sign”). Tenant agrees to provide Landlord its final construction documents similar to what it provided to Landlord for the Guest Related Areas and Public Areas no later than sixty (60) days prior to the scheduled commencement of work on the Marquee Sign (the “Final Detail for the Marquee Sign”).
The Detail for the Guest Related Areas and the Detail for the Public Areas are attached to this MontBleu Lease Amendment No. 4 as Schedule 2 and fully incorporated herein by reference. The MontBleu Remodel Budget encompassing the Budget for the Guest Related Areas and the Budgets for the Public Areas is attached to this MontBleu Lease Amendment No. 4 as Schedule 3 and fully incorporated herein by reference. The Scope of Work and Budget for the Additional Public Areas and the Scope of Work and Budget for the Marquee Sign are attached to this MontBleu Lease Amendment as Schedule 4 and fully incorporated herein by reference. The Preliminary Detail for the Marquee Sign is attached to this MontBleu Lease Amendment as Schedule 5 and fully incorporated herein by reference. Collectively, the budgets set forth in Schedules 3 and 4 will be referred to as the “Project Budgets”.
Section 6.3    Landlord has reviewed and consented to the Detail for the Guest Related Areas and the Detail for the Public Areas; however, Landlord’s consent to the

Exhibit 10.1

Detail for the Additional Public Areas and the Final Detail for the Marquee Sign, shall be required prior to Tenant’s commencement of work on the Additional Public Areas and the Marquee Sign. Landlord’s consent shall not be unreasonably withheld or delayed, and, with regard to the Additional Public Areas shall be granted as long as the Detail for the Additional Public Areas is consistent with the quality and standards set forth in the Detail for the Public Areas. With regard to the Marquee Sign, Landlord’s consent shall be granted so long as the Final Detail for the Marquee Sign is consistent with the quality and standards set forth in the Preliminary Detail for the Marquee Sign.
Section 6.4    Subject to Landlord’s consent as required by Section 6.3, Tenant agrees to proceed with reasonable diligence to complete, at its expense, the Tenant Improvements in accordance with and as described in Schedules 1, 2, 3, 4, and 5 attached hereto. The Tenant Improvements shall be the sole responsibility of Tenant in accordance with the provisions of this Lease.
Section 6.5 Prior to March 31, 2016, Landlord hereby agrees to not give Tenant a notice of default (or otherwise declare a default) under the Lease (including under Section 5.1 of the Original Lease or Section 6.1 above) due to the Premises not being in first class condition and repair, provided that Tenant has commenced work on and is proceeding with diligence to complete the Tenant Improvements and reasonably contemplates timely completing the Tenant Improvements by March 31, 2016, and provided Tenant is otherwise performing all of its obligations to keep the Premises in good repair and otherwise complies with such other obligations to repair and maintain the Premises under Sections 6.1, 6.2, and 6.7, including those Routine Maintenance Items identified on Schedule 6 attached hereto and fully incorporated herein by reference.
Section 6.6    Landlord acknowledges that if Tenant (1) timely completes the Tenant Improvements in accordance with the Detail for the Guest Related Areas, the Detail for the Public Areas, the Detail for the Additional Public Areas, and the Detail for the Marquee Sign and (2) expends the amounts set forth in the Project Budgets directly on each area as set forth therein without any material variance, the Tenant Improvements will bring the Premises into first class condition and repair as of the Date of Completion. It is understood and agreed that the Project Budgets are approximate amounts and that the actual expenditures for each area may vary depending upon contract pricing, but it is further understood and agreed that such Project Budgets may not vary downward by more than 15% without Landlord’s consent, which consent will not be unreasonably withheld or delayed, and, additionally, that the cumulative expenditures for all of the Tenant Improvements, exclusive of the Owner Provided Items, must, in any event, meet or exceed $24,000,000.
Section 6.7.    Beginning in Lease Year 2014, and continuing thereafter during the term of the Lease, Tenant must spend annually or reserve the percentages of annual Gross Revenues (as defined in Section 2.10) set forth in this Section 6.7 (the “CapEx Requirement”) to be used in connection with the Premises, with the percentages set forth in subsections (b) - (d) to be spent on or reserved for real property capital expenditures at the Premises, including, without limitation, the replacement and upgrade of electrical, plumbing, mechanical, fire safety, and other building systems that have reached or are imminently close to reaching the end of their useful lives, and the renovation of guest rooms and other facilities, so as to maintain the Premises

Exhibit 10.1

(including the front of the house, the back of the house, and the parking areas) at all times in a condition that is both first class and competitive with other hotel-casinos at Stateline, Nevada, and also in compliance with all laws and regulations of all governmental authorities having jurisdiction over the Premises.
For Lease Year 2014 and continuing thereafter during the term of the Lease, Tenant’s CapEx Requirement shall be as follows:
(a)    Tenant’s expenditures in 2014 necessary to satisfy the shortfall on its CapEx Requirement for Lease Year 2013 and to address those real property capital expenditures on the Premises identified in its Detailed Annual Budget for Lease Year 2014 which are not included in the Tenant Improvements, and its completion of the Tenant Improvements in accordance with the requirements of Section 6.6. shall satisfy the CapEx Requirement for the 2014 and 2015 Lease Years.
(b)    For each Lease Year between January 1, 2016 and December 31, 2018, Tenant shall be required to spend annually or reserve, in order to spend as set forth in Section 6.8 below, two and 50/100ths percent (2.5%) of annual Gross Revenues on its CapEx Requirement, with at least fifty percent (50%) of the CapEx Requirement being spent on real property capital expenditures at the Premises.
(c)    For each Lease Year after the 2018 Lease Year, Tenant shall be required to spend annually or reserve, in order to spend as set forth in Section 6.8 below, five percent (5%) of annual Gross Revenues on its CapEx Requirement, with at least fifty percent (50%) of the CapEx Requirement being spent on real property capital expenditures at the Premises.
(d)    For each Lease Year after the 2018 Lease Year, Tenant may spend annually or reserve up to fifty percent (50%) of the CapEx Requirement on gaming systems, equipment and other furniture, trade fixtures and equipment used at the Premises (even if not capital in nature) (collectively “Other Property”).
The CapEx Requirement described in this Section shall be a minimum, not a maximum. The expenditure of the minimum amount shall not create any presumption of compliance with Section 6.1 or other applicable provisions of the Lease. Expenditures made for furniture, furnishings and equipment that do not become a part of the real property under Nevada law, and for gaming equipment, shall not be considered real property capital expenditures.
Section 6.8    In lieu of annual expenditures, Tenant may maintain a reserve for its CapEx Requirement in the amounts set forth in Section 6.7 above (the “Reserve”). The amount of any Reserve shall be determined by the Detailed Annual Budget required by Section 6.10 below, and the Reserve shall be accrued in equal quarterly installments in the amount by which the Detailed Annual Budget exceeds actual real property capital expenditures and capital expenditures on Other Property in any given quarter. No later than 60 days after the end of each Lease Year, Tenant shall true up the Reserve by calculating the amount by which the CapEx Requirement for the preceding Lease Year exceeded actual real property capital expenditures and capital expenditures on Other Property in the preceding Lease Year and accruing the Reserve on its balance sheet in such amount. Tenant shall be obligated to fully and entirely

Exhibit 10.1

spend the Reserve in a sequential three year period with the first three-year sequential period beginning on January 1, 2016. By way of illustration, if Tenant reserves $6,000,000 in the aggregate for its CapEx Requirement in Lease Years 2019, 2020, and 2021, Tenant, on or before December 31, 2021, must fully and entirely spend that $6,000,000 on real property capital expenditures at the Premises and/or on Other Property to the extent allowed under Section 6.7 hereof. After the 2015 Lease Year, if Tenant spends more than fifty percent (50%) of the CapEx Requirement on Other Property in any Lease Year or in any sequential three year period, the amount spent in excess of the threshold for Other Property may be carried forward and applied towards Tenant’s CapEx Requirement with respect to Other Property in subsequent Lease Years. At the termination of the Lease, Tenant shall pay any and all remaining balance in the Reserve to Landlord.
Section 6.9    Tenant acknowledges that the Reserve is for the benefit of the Premises, and, further, that it is important that the Reserve be held in such a manner as to ensure that the Reserve will be invested in the Premises. Provided there is no default under the terms of the Lease, Tenant may hold and account for the Reserve in whatever manner it determines appropriate. However, in the event of any default under the terms of the Lease or in the event of a sale of the Premises as to which Landlord has the right but does not exercise its right of first refusal under Section 10.1 of the Lease or in the event of an assignment of the Lease which is not a Permitted Transfer under Section 10.4 of the Lease, and upon 10 calendar days’ written notice from Landlord, Tenant shall pay and deliver to Landlord (by way of wire transfer or bank cashier’s check) the amount of the Reserve required to be held by Tenant, and Landlord shall hold such amount(s) as security for the full and faithful performance of Tenant’s CapEx Requirement (the “Reserve Deposit”). The Parties agree that the any amount paid to Landlord pursuant to this Section 6.9 is not an advance rent deposit or an advance payment of any other kind, nor a measure of Landlord’s damages upon Tenant’s default. Landlord shall segregate any monies received from Tenant pursuant to this Section 6.9 from its general funds, although Landlord shall not be required to pay any interest thereon. Landlord may in its sole discretion (but shall not be required) to use the Reserve Deposit or any portion thereof to cure any failure by Tenant to meet any of its CapEx Requirement. Provided that any event of default has been cured and is not continuing, Landlord, if it is holding a Reserve Deposit, shall disburse to Tenant from the Reserve Deposit such amounts as Tenant has actually spent to meet its CapEx Requirement in any sequential three-year period.
Section 6.10    In order to assist Landlord in determining compliance with the requirements of Article VI of the Lease, Tenant shall prepare, keep, and provide the following information to Landlord:
(a) Subject to the provisions of Article XXI of the Original Lease concerning confidentiality, beginning with Lease Year 2016, at least thirty (30) days prior to the beginning of each Lease Year, Tenant shall create and provide a detailed annual budget to Landlord that sets forth, on an itemized basis, Tenant’s plans for real property capital expenditures on the Premises and expenditures on furniture, furnishings and equipment for the Premises (the “Detailed Annual Budget”).
(b) Tenant shall separately keep for the Enterprise, accounting records sufficient to furnish all of the information necessary to compute annual Gross Revenues and to

Exhibit 10.1

determine the amount and nature of the real property capital and other expenditures made. Such accounting records shall include detailed information concerning the nature of each expenditure, the date of the expenditure, and to whom payment was made. All accounting records required to be kept shall be available for inspection and copying by Landlord or its authorized agents, attorneys or accountants, at any reasonable time, and shall be made available at the Premises or at such other location as Landlord and Tenant may mutually agree, and Tenant shall allow and facilitate the duplication of such documents by Landlord.
(c) Not less than one hundred twenty (120) days after the end of each Lease Year, the Tenant will provide Landlord with a statement of the annual Gross Revenues of the Enterprise as defined in Section 2.10 for such Lease Year, and a statement of amounts spent and reserved pursuant to the requirements of Article VI, reported upon and certified by independent certified public accountants, who may be the auditors for the Tenant, and a computation approved in writing by those independent certified public accountants, showing that the provisions of Article VI have been satisfied for the prior Lease Year. Landlord may, upon notice given to Tenant, object to such statement and give notice to Tenant under Section 11.1(b) that Tenant has failed to comply with the requirements of this Article VI.
(d)    Tenant shall gather and provide to Landlord within forty-five (45) days of Landlord’s written request, any and all documents (both paper and electronic) in its possession, custody or control relating to any past, present or future renovations, Alterations (as defined in Article VII), repairs and/or improvements to the Premises, including without limitation, plans, drawings, requests for proposals, estimates, contracts, change orders, spreadsheets, accounting reports, correspondence, progress reports, and permits. Tenant’s obligation to gather and provide records shall encompass any records in the possession of its affiliates and agents. All such documents shall be produced at the Premises or at such other location as Landlord and Tenant may mutually agree, and Tenant shall allow and facilitate the duplication of such documents by Landlord.
(e)    Tenant shall provide to Landlord on an ongoing basis, and in any event within forty-five (45) days of a written request by Landlord: any and all test and/or inspection reports obtained or received by Tenant or its affiliates, agents or attorneys with respect to the condition of the Premises, including, without limitation, any tests for the presence of asbestos or mold, and any tests regarding environmental conditions at the Premises. All such documents, whether in paper or electronic form, shall be produced at the Premises or at such other location as Landlord and Tenant may mutually agree, and Tenant shall allow and facilitate the duplication of such documents by Landlord.
(f)    Beginning with Lease Year 2019, within thirty (30) days after the end of each calendar quarter, Tenant shall provide a detailed report to Landlord that compares, on an itemized basis, actual expenses for such real property capital expenditures and expenditures on furniture, furnishings and equipment against budgeted expenses, and which provides detailed explanations for any substantial deviation from the original budget.
Section 6.11    Any delay in or failure of performance of Tenant to complete the Tenant Improvements on or before the Date of Completion shall not constitute an event default

Exhibit 10.1

to the extent that such delay or failure is caused by: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war, rebellion or sabotage or damage resulting there from; embargoes or other import or export restrictions; fires, floods, explosions, accidents, or breakdowns; riot; civil disturbance; strikes or other concerted acts of workers, whether direct or indirect; or any other causes whether or not of the same class or kind as those specifically named which are not within the control of the Tenant and which, by the exercise of reasonable diligence, Tenant would be unable to prevent or provide against.
III.    Article VII of the Original Lease is restated in its entirety to read as follows:
Section 7.1    Landlord’s prior written consent, which will not be unreasonably withheld, will be required for those alterations to the Premises which involve:
(a) The structural soundness or fundamental purpose of the existing hotel/casino building on the Premises;
(b) Demolition of existing hotel casino buildings on the Premises except for the removal or deletion of portions to facilitate alterations otherwise permitted hereunder;
(c) Construction of permanent, substantial and free-standing new buildings on the Premises;
(d) Governmental conditions, requirements or land use changes which affect or may affect the Premises beyond the original term of the Lease or beyond any renewal term for which the option has been exercised; or
(e) Any of the actions by Tenant referred to in Section 5.2 of the Lease.
For purposes of this Article VII, “Alterations” shall include construction of new improvements, modifications to, or replacement of existing improvements or any substantial parts thereof, demolition of existing improvements or substantial parts thereof.
Section 7.2    Except as provided in Sections 6.3 and 7.1, Tenant may undertake Alterations on the Premises without Landlord’s prior written consent.
Section 7.3 Tenant shall be responsible for designing, constructing, and installing at its sole cost and expense all Alterations on and in the Premises and will complete the Alterations with diligence in a good and workman like manner and in accordance with all applicable laws, ordinances and regulations. All plans and specifications for Alterations requiring Landlord’s approval under Section 7.1 (the “Tenant's Plans”), including the proposed scope of work, space plans, design plans, and architectural, mechanical and electrical drawings, shall be prepared by a licensed architect or engineer. All of Tenant’s Plans shall be (a) consistent with the design and construction of the Premises; and (b) sufficient to secure all required approvals from governmental authorities. Landlord shall approve or disapprove any of Tenant’s Plans as promptly as is reasonably possible, but in no event later than ten (10) business days after receipt of the Tenant’s Plans and such other information as is reasonably required for Landlord to make a reasonable decision with respect to the same. If Landlord disapproves any

Exhibit 10.1

Tenant's Plans, Landlord shall notify Tenant thereof and of any revisions that Landlord reasonably requires in order to obtain Landlord's approval.
Section 7.4 Tenant shall first obtain all required licenses and permits relating to Alterations on the Premises and shall contract directly with a licensed contractor for the construction and installation of any and all Alterations.
Section 7.5    All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor are hereinafter collectively referred to as “Tenant's Agents”) shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Sections 9.2 and 9.4 of the Original Lease. Tenant shall carry “Builder's All Risk” insurance in an amount reasonably requested by Landlord based upon the nature and scope of the Alterations, it being understood and agreed that the Alterations shall be insured by Tenant pursuant to Section 9.1 of the Original Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably requested by Landlord based upon the nature and scope of the Alterations, including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Section 9.4 of the Original Lease.
Section 7.6    Certificates for all insurance carried pursuant to Article VII of the Lease shall be delivered to Landlord before the commencement of construction of the Alterations and before the Contractor's equipment is moved onto the site, and Tenant shall maintain all of the foregoing insurance coverage in force until the Alterations are fully completed and accepted by Landlord. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days' prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.
Section 7.7    In the event that the Alterations are damaged by any cause during the course of the construction thereof, Tenant shall, at its own cost and expense and within forty-five (45) days of such damage, undertake the repair and restoration of the Alterations in accordance with the provisions of the Lease. Landlord and Tenant will cooperate in efforts to recover any insurance proceeds which may become due as the result of such damage.
Section 7.8    Tenant shall obtain and maintain any Products and Completed Operation Coverage insurance required by Landlord for ten (10) years following completion of the work for which such insurance is required by Landlord.
Section 7.9    All policies required by the Lease shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other

Exhibit 10.1

insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Article XVI of the Original Lease.
Section 7.10    For any Alterations that Tenant undertakes that will require Tenant to spend in the aggregate at least $1,000,000, Tenant shall separately keep records related to the Alterations sufficient to furnish all of the information necessary to determine the amount and nature of the Alterations, including detailed information concerning the nature of each expenditure, the date of the expenditure, and to whom payment was made. All such records required to be kept shall be available for inspection and copying by Landlord or its authorized agents, attorneys or accountants, at any reasonable time upon prior notice to Tenant, and shall be made available at the Premises or at such other location as Landlord and Tenant may mutually agree, and Tenant shall allow and facilitate the duplication of such documents by Landlord.
Section 7.11     Landlord shall be given reasonable access, upon no less than two calendar days’ written notice, to enter upon the Premises and inspect any Alterations being made by Tenant.
Section 7.12    The Tenant will pay all costs of Alterations permitted under this Article during the term of this Lease, and except as otherwise provided, will be entitled to all salvage in connection with demolition or replacement (including replacing of furniture, furnishings and equipment) during the term of this Lease. Tenant shall timely notify Landlord of all demolition of portions of the Premises owned by Landlord.
Section 7.13    The Tenant will pay for all Alterations in time to prevent the imposition of any workman’s or materialman’s lien upon the Premises or, if a workman’s or materialman’s lien is imposed upon the Premises because of a claim which the Tenant is contesting, within sixty (60) days of the filing of such lien the Tenant will take such measures as provided by law to cause the discharge of the lien, including obtaining a bond therefor.
IV. Section 26.10 of the Original Lease is restated in its entirety as follows:
Section 26.10 All notices and other communications required or permitted to be given by the Landlord or the Tenant to the other or to the holder of a Leasehold Mortgage or a Permitted Fee Mortgage must be in writing and will be deemed given on the day when delivered in person or on the third business day after the day on which mailed from within the United States of America by certified or registered, return receipt requested, postage prepaid, mail, or the next business day if mailed via an express overnight mail. All notices and other communications required or permitted to be given by the Landlord or the Tenant shall be addressed as follows:
If to the Landlord:    Edgewood Companies
P. O. Box 2249
Lake Tahoe, Nevada 89449
Attn: President and CEO

Exhibit 10.1

and to:            Gordon H. DePaoli, Esq.
Woodburn & Wedge
6100 Neil Road, Suite 500
P. O. Box 2311
Reno, Nevada 89505

If to the Tenant:    Columbia Properties Tahoe, LLC
c/o Tropicana Entertainment Inc.
8345 W. Sunset Road, Suite 200
Las Vegas, Nevada 89113
Attn: Chief Financial Officer

and to:            Columbia Properties Tahoe, LLC
c/o Tropicana Entertainment Inc.
Brighton and the Boardwalk
Atlantic City, New Jersey 08401
Attn: General Counsel

And to:        Brownstein Hyatt Farber Schreck, LLP.
100 North City Parkway
Suite 1600
Las Vegas, Nevada 89106-4614
Attn: Angela Otto, Esq.

or to such other address as the Landlord or the Tenant may from time to time designate in a written notice to the other. All notices to the holder of a Leasehold Mortgage or a Permitted Fee Mortgage shall be addressed to the holder at the address given to the Landlord by the Tenant or by the holder of the mortgage.
V.    Section 22.1 of the Original Lease is amended to refer to Section 7.13 instead of Section 7.6 of the Lease.
VI.    Except as expressly modified herein, the Original Lease, the Amended and Restated Amendment, and the MontBleu Lease Amendment No. 3 shall remain in full force and effect and the Parties shall be bound by all of the terms and conditions thereof and hereof.
VII.    In the case of any conflict between the provisions of the Original Lease, the Amended and Restated Amendment, the MontBleu Lease Amendment No. 3, or this MontBleu Lease Amendment No. 4, the provisions of this MontBleu Lease Amendment No. 4 shall govern and control.
VIII.    This MontBleu Lease Amendment No. 4 may be entered into in more than one counterpart, each of which shall be deemed an original when executed, and which together shall constitute but one and the same MontBleu Lease Amendment No. 4. Each Party may rely on facsimile and PDF signature pages as if such facsimile and PDF pages were originals.
SIGNATURES ON FOLLOWING PAGE

Exhibit 10.1

Landlord and Tenant have duly executed this MontBleu Lease Amendment No. 4 as of the Effective Date.

LANDLORD: Edgewood Companies, a Nevada corporation By: /s/ Charles W. Scharer Name: Charles W. Scharer Its: President & Chief Executive Officer	TENANT: Columbia Properties Tahoe, LLC, a Nevada limited liability company By: /s/ Lance J. Millage Name: Lance J. Millage Its: Chief Financial Officer

Exhibit 10.1

SCHEDULE 1
MONTBLEU PROPERTY RENOVATION
(Attached hereto)

Exhibit 10.1

SCHEDULE 2
MATERIAL AND FF&E SCHEDULE, IMAGES, SPECIFICATIONS AND FLOOR PLANS FOR THE GUEST RELATED AREAS AND THE PUBLIC AREAS
(Attached hereto)

Exhibit 10.1

SCHEDULE 3
MONTBLEU REMODEL BUDGET
(Attached hereto)

Exhibit 10.1

SCHEDULE 4
SCOPE OF WORK & BUDGETS FOR THE ADDITIONAL PUBLIC AREAS AND THE MARQUEE SIGN
(Attached hereto)

Exhibit 10.1

SCHEDULE 5
PRELIMINARY DETAIL FOR THE MARQUEE SIGN
(attached hereto)

Exhibit 10.1

SCHEDULE 6
ROUTINE MAINTENANCE ITEMS
(attached hereto)